EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS ANNOUNCES RECORD FOURTH QUARTER AND

FISCAL YEAR 2023 RESULTS

Record annual revenue of $2.1 billion, up 15%

Record annual EPS of $12.46, up 36%

Record fourth quarter revenue of $470.1 million, up 14%

Record fourth quarter EPS of $2.79, up 47%

DALLAS, TX (May 18, 2023) Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2023 and the fiscal fourth quarter ended March 31, 2023. Notable items for the fiscal year and quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior fiscal year or prior year’s fiscal fourth quarter, as applicable.)

Full Year Fiscal 2023 Highlights

•	Record Revenue of $2.1 billion, up 15%

•	Net Earnings of $461.5 million, up 23%

•	Record diluted earnings per share of $12.46, up 36%

•	Adjusted EBITDA of $781.5 million, up 19%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased 3.1 million shares of Eagle’s common stock for $388 million

Fourth Quarter Fiscal 2023 Highlights

•	Record Revenue of $470.1 million, up 14%

•	Net Earnings of $100.4 million, up 35%

•	Record diluted earnings per share of $2.79, up 47%

•	Adjusted EBITDA of $171.7 million, up 30%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased 528,000 shares of Eagle’s common stock for $74 million

Commenting on the annual results, Michael Haack, President and CEO, said, “We are pleased to announce another exceptional quarter and year at Eagle. We achieved record financial results and made strong progress on all strategic priorities. During the fiscal year, we expanded gross margins by 190 bps to 29.8%, reported record earnings per share of $12.46, generated operating cash flow of $542 million, and repurchased 3.1 million shares of our common stock for $388 million. We also increased production of our eco-friendly Portland Limestone Cement product and integrated several acquisitions which should improve our already enviable low-cost producer position. At the end of the fiscal year, debt was $1.1 billion, and our net leverage ratio (net debt to Adjusted EBITDA) was 1.4x, giving us substantial financial flexibility for disciplined capital allocation.”

“Employee health, safety and environmental stewardship remain core objectives, and we demonstrated meaningful progress in all areas over the year. We released our updated Environmental and Social Disclosure report, which is available on our website. In fiscal 2023, our safety performance continued to outpace the industry average, and we achieved the lowest recordable injury rate in the company’s history. We also made significant progress in reducing our carbon footprint with the increased production and sale of our Portland Limestone Cement product, which has a lower carbon intensity than standard cement with similar performance attributes.”

Mr. Haack concluded, “Looking ahead, we anticipate continued attractive fundamentals in our markets, despite headwinds relating to higher interest rates and affordability constraints in single-family residential construction. Among the favorable demand factors we expect will affect our results in future periods are projected funding increases for infrastructure projects and healthy demand for heavy industrial projects and multi-family residential construction. We remain well-positioned to capitalize on these conditions given our geographical footprint across the US heartland and fast-growing Sunbelt and our financial strength and flexibility.”

Capital Allocation Priorities

Eagle remains dedicated to a disciplined capital allocation process to enhance shareholder value. Consistent with our track record, our allocation priorities remain unchanged, as follows: 1. investing in growth opportunities that meet our strict financial return standards and are consistent with our strategic focus; 2. operating capital investments to maintain and strengthen our low-cost producer positions; and 3. returning excess cash to shareholders, primarily through our share repurchase program.

In the past five fiscal years, we have invested nearly $858 million in acquisitions, $478 million in organic capital expenditures, and $1.7 billion in share repurchases and dividends.

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Fiscal 2023 revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, as well as Joint Venture and intersegment Cement revenue, was $1.3 billion, an 11% increase. Heavy Materials annual operating earnings increased 7% to $297.0 million, primarily because of higher Cement net sales prices.

Fiscal 2023 Cement revenue, including Joint Venture and intersegment revenue, was up 7% to $1.1 billion, and Cement operating earnings increased 7% to $278.8 million. The annual revenue and earnings increases reflect higher net sales prices, the effect of which was partially offset by a decrease in the volume of cement sold.

The average annual net Cement sales price for the year increased 13% to $134.36 per ton. Cement sales volume for the year was down 5% to 7.1 million tons.

Fourth quarter Cement revenue, including Joint Venture and intersegment revenue, was up 14% to $213.8 million. Operating earnings increased 59% to $45.3 million, reflecting higher net sales prices, partially offset by higher operating costs, namely energy. The average net Cement sales price for the quarter increased 16% to $147.50 per ton. Cement sales volume for the quarter was down 3% to 1.3 million tons.

Fiscal 2023 revenue from Concrete and Aggregates increased 35% to $239.5 million, reflecting higher sales prices and Concrete volume as well as the contribution of approximately $44.5 million from the acquired business in northern Colorado. Concrete and Aggregates reported fiscal 2023 operating earnings of $18.3 million, down 1%, reflecting higher operating costs primarily related to diesel fuel.

Fourth quarter Concrete and Aggregates revenue was $53.1 million, an increase of 43%, due to higher pricing and Concrete sales volume as well as the contribution of approximately $10 million from the acquired business in northern Colorado. Fourth quarter operating earnings were $2.6 million, a 74% increase, reflecting higher pricing and sales volume.

Light Materials: Gypsum Wallboard and Paperboard

Fiscal 2023 revenue in the Light Materials sector, which includes Gypsum Wallboard and Paperboard, increased 22% to $980.9 million, reflecting improved Wallboard sales volume and pricing. Gypsum Wallboard annual sales volume was a record 3.1 billion square feet (BSF), up 4%, and the average Gypsum Wallboard net sales price increased 22% to $232.31 per MSF. Paperboard annual sales volume was down 2% to 326,000 tons.

Fiscal 2023 Light Materials operating earnings were $377.7 million, an increase of 38%, driven principally by higher Wallboard pricing, the effects of which were partially offset by increased operating costs primarily related to energy.

Fourth quarter Light Materials revenue increased 11% to $244.2 million, reflecting higher Wallboard pricing and a small increase in Wallboard sales volume. Gypsum Wallboard sales volume increased 1% to 756 million square feet (MMSF), while the average Gypsum Wallboard net sales price increased 17% to $239.39 per MSF. Paperboard sales volume for the quarter was down 2% to 80,000 tons. The average Paperboard net sales price for the fourth quarter was $550.52 per ton, down 12%, consistent with the pricing provisions in our long-term sales agreements.

Fourth quarter operating earnings in the sector were $99.4 million, an increase of 29%, reflecting higher Wallboard sales volume and pricing as well as lower costs for recycled paper.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the Consolidated Statement of Earnings. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Portland Cement, Gypsum Wallboard, Recycled Gypsum Paperboard, and Concrete and Aggregates from more than 70 facilities across the US. Eagle’s corporate headquarters is in Dallas, Texas.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Thursday, May 18, 2023. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; inability to timely execute announced capacity expansions; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; severe weather conditions (such as winter storms, tornados and hurricanes) and their effects on our facilities, operations and contractual arrangements with third parties; competition; cyber-attacks or data security breaches; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials could affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

Attachment 1     Consolidated Statement of Earnings

Attachment 2     Revenue and Earnings by Lines of Business

Attachment 3     Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

Attachment 4     Consolidated Balance Sheets

Attachment 5     Depreciation, Depletion and Amortization by Lines of Business

Attachment 6     Reconciliation of EBITDA and Adjusted EBITDA

Attachment 7     Reconciliation of Net Debt to Adjusted EBITDA

Attachment 1

Eagle Materials Inc.

Consolidated Statement of Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
Revenue	$470,127	$413,117	$2,148,069	$1,861,522

Cost of Goods Sold	334,736	313,941	1,508,803	1,341,908

Gross Profit	135,391	99,176	639,266	519,614

Equity in Earnings of Unconsolidated JV	11,843	7,703	35,474	32,488
Corporate General and Administrative Expenses	(15,686)	(13,815)	(53,630)	(46,801)
Loss on Early Retirement of Senior Notes	—	—	—	(8,407)
Other Non-Operating Income	1,743	3,132	2,654	9,073

Earnings Before Interest and Income Taxes	133,291	96,196	623,764	505,967

Interest Expense, net	(10,329)	(5,982)	(35,171)	(30,873)

Earnings Before Income Taxes	122,962	90,214	588,593	475,094

Income Tax Expense	(22,606)	(15,898)	(127,053)	(100,847)

Net Earnings	$100,356	$74,316	$461,540	$374,247

NET EARNINGS PER SHARE
Basic	$2.81	$1.91	$12.54	$9.23

Diluted	$2.79	$1.90	$12.46	$9.14

AVERAGE SHARES OUTSTANDING
Basic	35,724,101	38,867,550	36,798,354	40,547,048

Diluted	36,012,770	39,208,296	37,052,942	40,929,712

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
Revenue*

Heavy Materials:
Cement (Wholly Owned)	$172,784	$155,926	$927,637	$880,280
Concrete and Aggregates	53,109	37,234	239,516	177,122

	225,893	193,160	1,167,153	1,057,402

Light Materials:
Gypsum Wallboard	219,490	189,316	872,471	692,152
Gypsum Paperboard	24,744	30,641	108,445	111,968

	244,234	219,957	980,916	804,120

Total Revenue	$470,127	$413,117	$2,148,069	$1,861,522

Segment Operating Earnings

Heavy Materials:
Cement (Wholly Owned)	$33,477	$20,720	$243,288	$227,068
Cement (Joint Venture)	11,843	7,703	35,474	32,488
Concrete and Aggregates	2,559	1,469	18,259	18,467

	47,879	29,892	297,021	278,023

Light Materials:
Gypsum Wallboard	91,335	71,051	352,499	261,476
Gypsum Paperboard	8,020	5,936	25,220	12,603

	99,355	76,987	377,719	274,079

Sub-total	147,234	106,879	674,740	552,102

Corporate General and Administrative Expense	(15,686)	(13,815)	(53,630)	(46,801)

Loss on Early Retirement of Senior Notes	—	—	—	(8,407)

Other Non-Operating Income	1,743	3,132	2,654	9,073

Earnings Before Interest and Income Taxes	$133,291	$96,196	$623,764	$505,967

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2023	2022	Change	2023	2022	Change
Cement (M Tons):
Wholly Owned	1,086	1,128	-4%	6,399	6,711	-5%
Joint Venture	210	209	0%	734	823	-11%

	1,296	1,337	-3%	7,133	7,534	-5%

Concrete (M Cubic Yards)	335	270	+24%	1,545	1,333	+16%

Aggregates (M Tons)	576	342	+68%	2,909	1,525	+91%

Gypsum Wallboard (MMSFs)	756	750	+1%	3,065	2,944	+4%

Paperboard (M Tons):
Internal	37	35	+6%	152	144	+6%
External	43	47	-9%	174	190	-8%

	80	82	-2%	326	334	-2%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2023	2022	Change	2023	2022	Change
Cement (Ton)	$147.50	$126.71	+16%	$134.36	$119.13	+13%
Concrete (Cubic Yard)	$136.51	$124.13	+10%	$133.34	$120.97	+10%
Aggregates (Ton)	$13.07	$11.12	+18%	$11.53	$10.45	+10%
Gypsum Wallboard (MSF)	$239.39	$204.20	+17%	$232.31	$190.76	+22%
Paperboard (Ton)	$550.52	$628.96	-12%	$590.67	$558.28	+6%

*	Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue (dollars in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
Intersegment Revenue:
Cement	$6,544	$4,558	$32,915	$22,915
Paperboard	21,016	22,585	92,835	82,086

	$27,560	$27,143	$125,750	$105,001

Cement Revenue:
Wholly Owned	$172,784	$155,926	$927,637	$880,280
Joint Venture	34,453	26,876	113,518	103,899

	$207,237	$182,802	$1,041,155	$984,179

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2023	2022
ASSETS
Current Assets –
Cash and Cash Equivalents	$15,242	$19,416
Accounts and Notes Receivable, net	195,052	176,276
Inventories	291,882	236,661
Federal Income Tax Receivable	16,267	7,202
Prepaid and Other Assets	3,060	3,172

Total Current Assets	521,503	442,727

Property, Plant and Equipment, net	1,662,061	1,616,539
Investments in Joint Venture	89,111	80,637
Operating Lease Right of Use Asset	20,759	23,856
Notes Receivable	7,382	8,485
Goodwill and Intangibles	466,043	387,898
Other Assets	14,143	19,510

	$2,781,002	$2,579,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$110,408	$113,679
Accrued Liabilities	86,472	86,754
Current Portion of Long-Term Debt	10,000	—
Operating Lease Liabilities	6,009	7,118

Total Current Liabilities	212,889	207,551

Long-Term Liabilities	66,543	67,911
Bank Credit Facility	157,000	200,000
Bank Term Loan	182,500	—
2.500% Senior Unsecured Notes due 2031	739,532	738,265
Deferred Income Taxes	236,844	232,369
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 35,768,376 and 38,710,929 Shares, respectively	358	387
Capital in Excess of Par Value	—	—
Accumulated Other Comprehensive Losses	(3,547)	(3,175)
Retained Earnings	1,188,883	1,136,344

Total Stockholders’ Equity	1,185,694	1,133,556

	$2,781,002	$2,579,652

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Lines of Business

(dollars in thousands)

(unaudited)

The following table presents depreciation, depletion and amortization by lines of business for the quarters and fiscal years ended March 31, 2023 and 2022:

	Depreciation, Depletion and Amortization
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
Cement	$20,750	$20,077	$81,643	$79,560
Concrete and Aggregates	4,459	2,314	17,413	9,656
Gypsum Wallboard	5,205	5,546	21,744	22,024
Paperboard	3,745	3,705	14,942	14,721
Corporate and Other	706	691	2,812	2,850

	$34,865	$32,333	$138,554	$128,811

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands)

EBITDA and Adjusted EBITDA

We present Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from non-routine items, such as purchase accounting on inventory costs and losses on early retirement of Senior Notes (Non-routine Items) and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations, or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculations of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters and fiscal years ended March 31, 2023 and 2022:

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
Net Earnings, as reported	$100,356	$74,316	$461,540	$374,247
Income Tax Expense	22,606	15,898	127,053	100,847
Interest Expense	10,329	5,982	35,171	30,873
Depreciation, Depletion and Amortization	34,865	32,333	138,554	128,811

EBITDA	$168,156	$128,529	$762,318	$634,778
Northern Colorado purchase accounting [1]	—	—	2,067	—
Loss on early Retirement of Senior Notes	—	—	—	8,407
Stock-based Compensation [2]	3,519	3,627	17,155	14,264

Adjusted EBITDA	$171,675	$132,156	$781,540	$657,449

[1]	Represents the cost impact of the fair value markup of acquired inventory.
[2]	The increase in stock-based compensation is due to the retirement of two senior executives during the first quarter of fiscal 2023.

Attachment 7

Eagle Materials Inc.

Reconciliation of Net Debt to Adjusted EBITDA

(unaudited)

(dollars in thousands)

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as a metric of its current leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Fiscal Year Ended March 31,
	2023	2022
Total debt, excluding debt issuance costs	$1,099,500	$950,000
Cash and cash equivalents	15,242	19,416

Net Debt	$1,084,258	$930,584

Adjusted EBITDA	781,540	657,449

Net Debt to Adjusted EBITDA	1.4x	1.4x